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                                                                    EXHIBIT 10.1
                       CELL & MOLECULAR TECHNOLOGIES, INC.
                               445 MARSHALL STREET
                         PHILLIPSBURG, NEW JERSEY 08865


January 12, 2006

Merck & Co., Inc.
P.O. Box 4
770 Summneytown Pike
West Point, Pennsylvania 19486

RE: Cell & Molecular Technologies, Inc. and Merck & Co., Inc. Fee for Service Agreement, dated June 27, 2001 as amended

Dear Sir:

     This Fourth Letter Amendment (the "Fourth Letter Amendment") effective as of January 1, 2006, confirms the mutual understanding between Cell & Molecular Technologies, Inc. ("CMT") and Merck & Co., Inc. ("Merck") to amend the terms of the Fee for Service Agreement between the parties dated June 27, 2001 (the "Agreement") as amended on June 27, 2003, June 29, 2004 and February 7, 2005, in which CMT provides Merck's automated biotechnology facility with its cell culture requirements.

     WHEREAS, the parties now wish to amend the Agreement to extend the Agreement Term and to provide for the use of certain credits by Merck;

     WHEREAS, Merck and CMT agree to be bound by the terms and conditions of the Agreement, as amended June 27, 2003, June 29, 2004, February 7, 2005 and herein.

     NOW, THEREFORE, in consideration of the above, Merck and CMT hereby amend the Agreement as follows:

     1. Paragraph 2-Term is amended to extend the Agreement Term to include January 1, 2006 to March 31, 2006 (the "Third Extended Term"). The Initial Term, the Extended Term, the Second Extended Term and the Third Extended Term are collectively referred to as the "Term".

     2.   Paragraph 3-Amount, shall be replaced in its entirety with:

          "Effective January 1, 2006 and to continue for three (3) months, until March 31, 2006, CMT will issue two (2) invoices to Merck each month. Each invoice will be in the amount of ninety-two thousand three hundred thirty-four dollars and seventeen cents ($92,334.17). The total of payments for each month will be one hundred eighty-four thousand six hundred sixty-eight dollars and thirty-three cents ($184,668.33). The total payment of five hundred fifty-four thousand five dollars ($554,005.00) for the three months ended March 31, 2006, is for cell culture services of 600 Delivery Units ("DU") and reflects the application of the 2004 and 2005 credits to Merck for non-high-throughput screening services in the aggregate amount of forty-five thousand nine hundred

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     ninety-five dollars ($45,995.00). Cell culture services for any additional
     DUs will be billed at the rate of one thousand dollars ($1,000.00) per DU. CMT will supply Merck with a monthly accounting of DU usage. Additional DUs beyond the 200 per month will be invoiced at the end of such three month period. If as of March 31, 2006 Merck's Automated Biotechnology facility has not utilized all of the six hundred (600) DUs, CMT will issue a credit for non-high-throughput screening services in 2006. There will be no rebate of cash. Additional services include only those services provided to Merck's Automated Biotechnology facility in North Wales, PA. The credit will be calculated as (30%) of the value of the unused DUs. Unused DUs will be valued at one thousand dollars ($1,000.00) per DU. This utilization review will be conducted at the end of March 2006 as mutually agreed by the parties.

          The payments shall be made by Merck to CMT within thirty (30) days of receipt of each invoice. Merck shall not be obligated to make any payments whatsoever to CMT or bear any costs or expenses beyond those set forth in this Fourth Letter Amendment.

          The biochemical stability or biological activity of the recombinant proteins are not under the control of CMT and therefore cannot be guaranteed."

     3. All capitalized terms used and not otherwise defined in this Fourth Letter Amendment shall have the meanings as set forth in the Agreement, as amended on June 27, 2003, June 29, 2004 and February 7, 2005.

     4. It is the intent of the parties that the terms of this Fourth Letter Amendment be read and interpreted as being additive to and in harmony with and, except as expressly set forth herein, not as replacing or contradicting, the terms of the Agreement as amended on June 27, 2003, June 29, 2004 and February 7, 2005.

     5. All other terms and conditions of the Agreement as amended on June 27, 2003, June 29, 2004 and February 7, 2005, shall remain in full force and effect except to the extent superseded by the terms and conditions of this Fourth Letter Amendment.

     6. The Agreement, as amended on June 27, 2003, June 29, 2004, February 7, 2005 and herein, contains the entire understanding of the parties with respect to CMT providing Merck's Automated Biotechnology facility with its cell culture requirements as described in the Work Plan attached hereto as Exhibit A.

     7. This Fourth Letter Amendment may be executed in two counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     If these modifications are acceptable, please execute this document and return an original to Thomas Livelli.
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                                         Sincerely,

                                         /s/ Thomas Livelli

                                         Thomas Livelli
                                         President & CEO
                                         Cell & Molecular Technologies, Inc.



AGREED AND ACCEPTED:

Merck & Co., Inc.


By:  /s/ Irene Tam
    -----------------------
Name: Irene Tam
Title: Associate Director
Date: January 12, 2006